Exhibit 10.1



This Agreement ("Agreement") is entered into on July 9, 2006 by the following parties:

Party A: The shareholders of Beijing Lucky Star Advertisement Co., Ltd. (Beijing Ruixing Shiji Advertisement Co., Ltd.:in Chinese) ("Lucky Star")

   Name               Ownership            Nationality
   -------------      ---------            -----------
   Meng Fanxing          50%                   China
   Wang Mengqi           50%                   China

   Contact Address:

   Party B:              Navstar Media Holdings, Inc.
   Contact Address:      4001 S DECATUR BLVD, SUITE 37-218 LAS VEGAS NV 89103
   Representative:       Steve Sun                    Nationality:  U.S.A.


     (1) Party A are all the shareholders of Lucky Star, a legally registered limited liability company established according to the laws of the People's Republic of China ("China"); Party B is a corporation legally organized in the State of Nevada..

     (2) In Accordance with The Company Law of China, The Contract Law of China as well as other prevailing laws and regulations, Part B decides to take operation control of and make investment in Ruxing, and invest in Lucky Star directly or indirectly through one of Party B's subsidiaries.

     1. Representations and Warranties

     1.1 The representations and warranties jointly made by the both parties are listed as follows:

     (1) The both parties have all the relevant legal rights and capacity and are qualified for signing and implementation of this Agreement, and at the same time, the signing and implementation of this Agreement will not violate any or all the legal documents such as regulations on the company regulation, contracts and agreements which may impose certain restrictions on it.

     (2) The both parties have already carried out all the required actions or will do so, to obtain the consent, approval, authorization and permit required by signing and implementation of this Agreement.

     (3) In keeping with the principles of reliability and creditability and responsibility, both parties will make utmost efforts to work in close cooperation to promote the smooth implementation of this Agreement. The parties will follow the principles set forth within this Agreement, and will not impede the implementation of this Agreement.

     The representations and warranties of Party A

     1.2 The representations and warranties that Party A makes to Party B are listed as follows:

          (1) All the materials having been or to be provided by Party A are authentic, complete, accurate with no misleading information.

          (2) The registered capital of Lucky Star has been fully contributed; Lucky Star owns the legal ownership and use rights of the total assets.

          (3) Lucky Star has obtained necessary rights and permits, authorizations, approvals and consent required for its intended business operation. The business scope of Lucky Star does not go beyond the operational scope approved as well as the rules of its articles.


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          (4) Its financial statements as audited by its auditing firm according to the US GAAP shall be true and correct and fairly represent the operation results of Lucky Star.

          (5) Party A shall disclose all the mortgage of assets, sponsor and related lawsuits and arbitration as well as administrative penalties to which Party A or Lucky Star is subject.

          (6) Additional Representations and Warranties: There will be no material changes in the contributed assets and debts of Lucky Star and Party A will maintain normal cash flow for it operational activities;

     1.3 The representations and warranties that Party B makes to Party A are listed as follows:

          (1) All the materials having been or to be provided to party A are authentic, timely and complete.

          (2) Party B recognizes all the contracts entered into before this Agreement, and will cause duly the implementation of this Agreement.

     2. Operation Control and Investment

     2.1 The scope of the capital assets of this cooperation refers to the total assets appearing on the financials of Lucky Star.

     2.2 As of the date of this Agreement, Party B shall assume the full operation control of Party A, including without limitation all aspects of Lucky Star 's business operation, production, distribution and sale of products and shall have the complete power to appoint and change Lucky Star's top management staff and executives.

          Party B shall also nominate majority of Lucky Star's board members including its chairman.

     2.3 Party B agrees to inject additional funding into Lucky Star either directly or indirectly. After the completion of investment from Party B, Lucky Star will become a subsidiary of Party B with Party B holds 70% of the total equity and Party A holds 30% of the total equity of Lucky Star.

     2.4  Standstill

     Party A shall not enter into any discussion of capital contribution and cooperation with any third party without the consent of Party B and shall avail itself for the acquisition transaction as provided in Section 2.2 above.

     3. Arrangement of the transaction

          3. Party B will issue 2,800,000 shares of its capital stock to Party A as the payment for the acquisition. The shares will be issued within 10 days upon signing of this agreement and will be delivered to Party A within 10 days upon the completion of an audit to Party B's satisfaction.

     4. Others

     4.1 This Agreement is not allowed to be terminated unilaterally and is subject to the final result of the audit of the company to be performed according to US GAAP.

     4.2 If any of the parties breaches the Agreement, the non-breaching party has rights to ask the other party for compensations due to breach of Agreement.

     4.3 If any dispute arises between the two parties, the dispute shall be negotiated and settled within 30 working days. If the negotiation fails, the two parties can seek arbitration as the exclusive remedy and such arbitration award shall be final, exclusive, binding and enforceable against the parties. The arbitration shall be held in Hong Kong before the arbitral tribunal under the auspices of the Hong Kong Chamber of Commerce using its procedural rules.


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     4.4 For issues fails to be mentioned in this Agreement, the two parties may sign supplementary Agreement or attachment in writing, which forms effective components of this Agreement with the same legal effect.

     4.5 This Agreement is in quadruplicate, with two copies held by each party.



     Party A:

By: /s/ Meng Fanxing
    ----------------
    Meng Fanxing


By: /s/ Wang Mengqi
    ---------------
    Wang Mengqi


     Party B:

By: /s/ Steve Sun
    -------------
    Steve Sun